Exhibit 21.1

LIST OF SUBSIDIARIES OF NEW SOURCE ENERGY PARTNERS L.P.

Name	Jurisdiction
MidCentral Energy Services, LLC	Oklahoma
MCE, LP	Delaware
MCE GP, LLC	Delaware